UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2024

Keurig Dr Pepper Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 South Avenue, Burlington, Massachusetts 01803

(Address of principal executive offices, including zip code)

781-418-7000

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	KDP	Nasdaq Stock Market LLC

Item 8.01. Other Events.

Closing of Secondary Offering of KDP Shares

On March 5, 2024, JAB BevCo B.V. (the “Selling Stockholder”) completed the previously announced registered public secondary offering (the “Secondary Offering”) of 86,956,522 shares of common stock, par value $0.01 per share (the “Common Stock”), of Keurig Dr Pepper Inc. (the “Company”), for gross proceeds to the Selling Stockholder of approximately $2.5 billion.

The underwriter purchased an aggregate of 51,956,522 shares of Common Stock from the Selling Stockholder in the Secondary Offering on March 5, 2024. The Company also agreed to repurchase an aggregate of 35,000,000 shares of Common Stock in the Secondary Offering at the per share price to be paid by the underwriter in the Secondary Offering (the “Repurchase”), which is expected to be completed on March 8, 2024.

The Company did not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholder. The Selling Stockholder is a holding company majority-owned by JAB Holding Company s.à.r.l.

In connection with the Secondary Offering, the Company entered into an Underwriting Agreement, dated February 29, 2024 (the “Equity Underwriting Agreement”), by and among the Company, the Selling Stockholder, and Morgan Stanley & Co. LLC, as the underwriter in the Secondary Offering. The Equity Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated by reference herein. The foregoing summary of the Equity Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Underwriting Agreement.

The Company has previously filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a prospectus) on Form S-3 (File No. 333-266989) (the “Registration Statement”) as well as a resale prospectus supplement filed with the SEC on August 19, 2022, as supplemented by a prospectus supplement, filed with the SEC on February 29, 2024, for the Secondary Offering.

Senior Notes Offering

On March 4, 2024, the Company entered into an underwriting agreement (the “Notes Underwriting Agreement”) with BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named therein (the “Underwriters”) pursuant to which the Company agreed to issue and sell a total of $350 million aggregate principal amount of its Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”), $750 million aggregate principal amount of its 5.100% Senior Notes due 2027 (the “2027 Notes”), $750 million aggregate principal amount of its 5.050% Senior Notes due 2029 (the “2029 Notes”), $500 million aggregate principal amount of its 5.200% Senior Notes due 2031 (the “2031 Notes”) and $650 million aggregate principal amount of its 5.300% Senior Notes due 2034 (the “2034 Notes” and, together with the Floating Rate Notes, the 2027 Notes, the 2029 Notes and the 2031 Notes, the “Notes”) to the Underwriters. The Company estimates that the net proceeds from the offering of the Notes (the “Notes Offering”) will be approximately $2,979 million (after underwriting discounts and offering expenses). The Notes Underwriting Agreement contains customary representations and warranties, conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The Company intends to use a portion of the net proceeds from the Notes Offering to fund the Repurchase and the remainder for general corporate purposes, including repayment of outstanding commercial paper borrowings and/or certain of its outstanding senior notes. The Notes Offering is not contingent on the consummation of the Repurchase.

The Notes Offering was made pursuant to the Company’s Registration Statement. The closing of the Notes Offering is expected to occur on March 7, 2024, subject to the satisfaction of customary closing conditions.

The Notes Underwriting Agreement is filed as Exhibit 1.2 hereto and is incorporated by reference herein. The foregoing summary of the Notes Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Notes Underwriting Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 29, 2024, by and among Keurig Dr Pepper Inc., JAB BevCo B.V. and Morgan Stanley & Co. LLC.

1.2	Underwriting Agreement, dated March 4, 2024, by and among the Company and BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named therein.

104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEURIG DR PEPPER INC.

By:	/s/ Anthony Shoemaker
Name: Anthony Shoemaker
Title: Chief Legal Officer, General Counsel and Secretary

Dated: March 5, 2024